Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor inquiries:

Karen Greene

Internet Capital Group, Inc.

Investor Relations

610-727-6900

INTERNET CAPITAL GROUP LEADS ACQUISITION OF GOVDELIVERY

Wayne, PA – January 5, 2010 – Internet Capital Group, Inc. (Nasdaq: ICGE) today announced that, together with management, it has acquired GovDelivery, Inc. (“GovDelivery”). GovDelivery, based in St. Paul, Minnesota, is the leading platform provider of government-to-citizen digital communication solutions. ICG paid $19.7 million for 89% ownership of GovDelivery.

GovDelivery’s digital subscription management software-as-a-service (“SaaS”) platform enables government organizations to provide citizens with access to relevant information by delivering new information through email mobile text alerts, RSS and social media channels from over 300 government entities, including over half of all federal agencies; state, county and city governments across 30 states; and major U.K. government entities. Government agencies have used GovDelivery to send over 1.4 billion emails year-to-date, with nearly 15 million subscribers receiving official government information ranging from local transit information to national H1N1 updates. In addition, the company recently announced the acquisition of GovLoop, the premier government community social network.

“GovDelivery represents a valuable addition to the ICG network,” said Doug Alexander, President of Internet Capital Group. “Through its platform of solutions for government-to-citizen communication, GovDelivery has established one of the broadest SaaS footprints in the public sector. From a base of strong and recurring revenue growth, a defensible platform and a sizable market opportunity, we believe GovDelivery is well positioned to create long-term value for ICG and its stockholders.”

GovDelivery experienced revenue growth of approximately 40% during 2009. GovDelivery generates revenue primarily through annual recurring software subscriptions. For 2010, the Company expects to generate revenue of approximately $13 million (up from approximately $9 million in revenue in 2009) and operate near EBITDA breakeven, excluding the impact of purchase accounting.

“The acquisition of GovDelivery in partnership with its management team is a great illustration of ICG’s primary acquisition focus going forward,” said Walter Buckley, CEO of Internet Capital Group. “With a concentrated interest in SaaS, tech-enabled BPO and online marketing/e-commerce markets, we will look to acquire controlling stakes in companies with the goal of building leading platform companies. This strategy is expected to ultimately provide ICG access to cash flow and drive substantial long-term shareholder value. Additionally, we will also explore owning minority interests in rapid-growth companies in our focus sectors.”

“GovDelivery has transformed how governments communicate with the public, and this partnership with ICG will allow us to continue to expand our capabilities and our reach,” said Scott Burns, CEO and co-founder of GovDelivery. “ICG is an ideal fit for GovDelivery because of the deep domain expertise ICG offers in building successful SaaS companies.”

About Internet Capital Group

Internet Capital Group (www.internetcapital.com) acquires and builds Internet software companies that drive business productivity and reduce transaction costs between firms. Founded in 1996, ICG devotes its expertise and capital to maximizing the success of these platform companies, which are delivering on-demand software and service applications to customers worldwide.

About GovDelivery

GovDelivery is the leading provider of government-to-citizen communication solutions. GovDelivery’s digital subscription management solution provides organizations with a fully-automated, on-demand public communication system. Organizations using GovDelivery provide citizens with better service and access to relevant information by proactively delivering new information through email, mobile text alerts, RSS and social media channels. GovDelivery’s clients include the U.S. Departments of Defense, State, Labor, Transportation, Treasury, Homeland Security, Justice, Health and Human Services, state agencies across 30 states, the cities of Washington, D.C., and Minneapolis and hundreds of other organizations across the public sector. GovDelivery is a partner company of Internet Capital Group (Nasdaq: ICGE). For more information, visit www.govdelivery.com.

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Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

The statements contained in this press release that are not historical facts are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future performance of our partner companies, acquisitions or dispositions of interests in partner companies, the effect of economic conditions generally, capital spending by customers, development of the e-commerce and information technology markets and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. These and other factors may cause actual results to differ materially from those projected.